EXHIBIT 99.1

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

Investor Contacts:

Lippert/Heilshorn & Associates Inc.

Jody Cain (jcain@lhai.com)

Brandi Floberg (bfloberg@lhai.com)

(310) 691-7100

Press Contact:

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Jenny Moede (jmoede@waggeneredstrom.com)

(503) 443-7000

For Release 6 a.m. PST

March 28, 2007

AVI BioPharma Chairman and CEO Resigns

Jack L. Bowman named chairman; K. Michael Forrest named interim CEO

PORTLAND, Ore. — March 28, 2007 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced the resignation of Denis R. Burger, Ph.D., from his positions as chairman, chief executive officer and board member, effective immediately.  Jack L. Bowman, the board’s lead independent director, has been named chairman of the board.  K. Michael Forrest, an independent director, has been named interim chief executive officer to serve while the Company conducts a search for a successor CEO.

Mr. Bowman has served as a director of AVI since March 2004.  Mr. Bowman has more than 40 years of experience in the biopharmaceutical industry, having served as company group chairman of Johnson & Johnson, with global responsibility for most of that company’s pharmaceutical and diagnostic businesses, executive vice president of American Cyanamid’s global pharmaceutical, medical device and consumer products businesses, president of Lederle Laboratories and executive vice president of Ciba-Geigy’s pharmaceutical business in the United States.  Mr. Bowman previously served as the chairman and chief executive officer of NeoRx Corporation, a Seattle-based biotechnology company.  He currently serves on the board of Celgene Corporation as its lead independent director.

Mr. Forrest has served as a director of AVI since March 2005.  Mr. Forrest has more than 35 years of biotech and large pharmaceutical experience in executive management, research oversight, clinical and product development, strategic planning, mergers and acquisitions, business development, marketing and sales positions in U.S. and international markets.  Mr. Forrest is currently chairman of Apex Bioventures, LLC, a private investment and consulting company focusing on emerging companies in the healthcare sector.

Mr. Forrest served as the president, chief executive officer, and a director of Cellegy Pharmaceuticals, Inc., a biopharmaceutical company, from 1996 to 2005.  He previously served as president and chief executive officer of Mercator Genetics, a private biotechnology company, and as president and chief executive officer of Transkaryotic Therapies, Inc., a public biotechnology company.

Previously, Mr. Forrest occupied senior line management and marketing positions with Pfizer and Lederle.  He currently serves as a director of INEX Pharmaceuticals, a public company developing anti-cancer and other products using siRNA and immunostimulatory oligoneucleotides.

“Denis Burger has made a tremendous contribution to the growth and development of AVI.  I think it’s fair to say that without Denis’s efforts and passion, AVI would not have the scientific presence that it has reached today,” said Mr. Bowman.  “The board has full confidence in AVI’s executive team and we look forward to working with Mike Forrest in selecting a new leader to expand the Company’s footprint, accelerate selection and development of clinical candidates and improve our market opportunities.”

“I am proud of all that we have accomplished at AVI and I believe the Company is in a very strong position today,” said Dr. Burger. “I am fortunate to have worked with a talented and dedicated management team, and I sincerely appreciate all of the opportunities that have been provided to me.  I wish the Company and all of its employees continued success in the future. On a personal note, I look forward to having more time to spend with family and friends during retirement.”

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs. AVI’s lead NEUGENE® antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis.  In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including West Nile virus, hepatitis C virus, dengue virus, Ebola virus and influenza A virus. AVI has introduced a NEUGENE -based exon-skipping technology called ESPRIT therapy. More information about AVI is available on the Company’s Web site at http://www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings.